Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13G (as so amended, the “Schedule 13G”) with respect to the Ordinary Shares of Burgundy Technology Acquisition Corp. is, and any additional amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to the Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Dated: February 9, 2021

BURGUNDY TECHNOLOGY SPONSOR LIMITED

	By:	/s/ James Scott Mackey
Name: James Scott Mackey
Title: Director

/s/ Leo Apotheker
Leo Apotheker

/s/ James Scott Mackey
James Scott Mackey